Saga Communications, Inc. Initiates Quarterly Cash Dividend of $0.20 per Share

GROSSE POINTE FARMS, Mich., June 30, 2014 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT- SGA) today announced that its Board of Directors authorized the initiation of a regular quarterly cash dividend of $0.20 per share for its Class A and Class B shares. The dividend will be paid on July 25, 2014 to shareholders of record on July 11, 2014. In addition, the Board of Directors expects to continue its practice of paying special cash dividends as circumstances permit. The Board of Directors will also consider declaring stock dividends in the future.

Ed Christian, Chairman and Chief Executive Officer of Saga, commented, "The initiation of our quarterly cash dividend is based on the Board of Directors and management's continuing confidence in the free cash flow that our radio and television stations generate as well as our commitment to return value to our shareholders. Since 2008 we have generated over $132 million of free cash flow. The free cash flow has been used to distribute $17 million in special dividends to our shareholders, to repurchase $20 million of our stock, along with our regular funded debt amortization, to reduce our funded debt by $84 million, which has resulted in reducing our leverage ratio to 1.3x and allowed us to maintain cash of $25 million on our balance sheet. We will continue to look for value accretive acquisitions. In addition to the cash on our balance sheet, we have $75 million available under our bank credit facility which could be used for acquisitions."

The Company intends to pay regular quarterly cash dividends in the future as declared by the Board of Directors. Consistent with returning value to our shareholders, the Board of Directors will also consider declaring special cash dividends as the Company did in 2012 and 2013 as well as considering stock dividends.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 25 markets, including 62 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070